SECOND SUPPLEMENT,

Dated as of March 31, 2005

to

INDENTURE,

Dated as of October 23, 2003,

AMONG

NATIONSRENT COMPANIES, INC.,

as Issuer,

WILMINGTON TRUST COMPANY,

as Trustee and as Collateral Agent,

AND

THE GUARANTORS NAMED HEREIN,

as Guarantors,

9 1/2% Senior Secured Notes due 2010

          This SECOND SUPPLEMENT ( "Supplement"), dated as of March 31, 2005 (the "Effective Date"), to the Indenture (as defined below), is by and among NationsRent Companies, Inc., a Delaware corporation (the "Company"), NationsRent Dealer Group, LLC, a Delaware limited liability company (the "LLC"), the Trustee (as defined below), and the Collateral Agent (as defined below).

WITNESSETH:

          WHEREAS, the Company has organized a new Subsidiary known as NationsRent Dealer Group, LLC, a Delaware limited liability company;

          WHEREAS, the Company desires that the LLC become a Restricted Subsidiary under the terms of the Indenture, dated as of October 23, 2003, as amended (the "Indenture"), among the Company, the Guarantors (as defined in the Indenture) and Wilmington Trust Company, as Trustee (in such capacity, the "Trustee") and Collateral Agent (in such capacity, the "Collateral Agent"); and

          WHEREAS, pursuant to Section 4.14 of the Indenture, the LLC is required to execute and deliver to the Trustee a supplemental indenture pursuant to which the LLC, as a Restricted Subsidiary, unconditionally guarantees on a senior secured basis all of the Company's obligations under the Notes (as defined in the Indenture) and the Indenture on the terms set forth in the Indenture;

          NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE ONE

INTERPRETATION

           Section 1.01. Definitions. The definitions and rules of construction in the Indenture apply to this Supplement.

           Section 1.02. Continuine Agreement. Except as expressly set forth in this Supplement, all the provisions of the Indenture continue in full force and effect.

          Section 1.03. Effectiveness. This Supplement shall become effective immediately upon (a) the delivery of this Supplement, executed by the Company and the LLC, to the Trustee and (b) the satisfaction of any conditions in the Indenture to the effectiveness of a supplement to the Indenture, including, if required by the terms of the Indenture, the delivery of any Officer's Certificates and/or opinions.

ARTICLE TWO

SUPPLEMENT

          Section 2.01. Designation of the LLC as a Restricted Subsidiary. The Company hereby designates the LLC as a Restricted Subsidiary as of the Effective Date. The Trustee acknowledges that the LLC has been designated by the Company as, and will hereinafter be deemed for all purposes, a Restricted Subsidiary as of the Effective Date unless and until such designation is changed pursuant to the terms of the Indenture.

          Section 2.02. Guarantee. The LLC hereby unconditionally guarantees all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth in the Indenture (including, without limitation, Articles X and XII thereof).

ARTICLE THREE

MISCELLANEOUS

          Section 3.01. Trust Indenture Act Controls. Subject to any exemption under the TIA, if any provision of this Supplement limits, qualifies or conflicts with another provision which is required to be included in the Indenture by the TIA, the required provision shall control. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference

          Section 3.02. Confirmation of Indenture. The Indenture, as supplemented by this Supplement, is in all respects ratified and confirmed, and the Indenture, this Supplement and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

          Section 3.03. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          Section 3.04. No Recourse Against Others. A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or Guarantor or of the Trustee shall not have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Security Agreement, the Indenture or this Supplement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

          Section 3.05. Successors. All agreements of the LLC in this Supplement shall bind its successors and assigns. All agreements of the Trustee and the Collateral Agent in this Supplement shall bind their respective successors and assigns. In the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

          Section 3.06. Duplicate Originals. All parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

          Section 3.07. Severabilitv. In case any one or more of the provisions in this Supplement shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

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SIGNATURES

          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the date first written above.

NATIONSRENT COMPANIES, INC.

By:  /s/ Douglas M. Suliman, Jr.
Print Name:  Douglas M. Suliman, Jr.
Title:  Executive Director

NATIONSRENT DEALER GROUP, LLC

By:  /s/  Douglas M. Suliman, Jr.
Print Name:  Douglas M. Suliman, Jr.
Title:  Executive Director

WILMINGTON TRUST COMPANY, as
Trustee

By:  /s/ Christopher J. Slaybaugh
Print Name:  Christopher J. Slaybaugh
Title:  Senior Financial Services Officer

WILMINGTON TRUST COMPANY, as
Collateral Agent

By:  /s/ Christopher J. Slaybaugh
Print Name:  Christopher J. Slaybaugh
Title: Senior Financial Services Officer